Exhibit 99.1

BIOHAVEN REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

–NURTEC™ ODT (rimegepant) achieved net revenues of $9.7M for the second quarter of 2020

–Company well-capitalized with recent non-dilutive financing of up to $950M from Sixth Street term loan and Royalty Pharma funding agreement

–Remains on timelines for NURTEC ODT sNDA filing for prevention of migraine in the coming months; additionally, completion of troriluzole Alzheimer’s Disease Phase 2/3 trial in 4Q2020, and topline results with troriluzole in Alzheimer’s Disease and Spinocerebellar Ataxia, and verdiperstat in Multiple System Atrophy in 2021

NEW HAVEN, Connecticut, August 10, 2020 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a commercial-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological and neuropsychiatric diseases, today reported financial results for the quarter ended June 30, 2020, and provided a review of recent accomplishments and anticipated upcoming milestones.

Vlad Coric, M.D. Chief Executive Officer, commented, "This has been an unprecedented quarter in so many ways. We are pleased to report the Company is excelling in achieving our goals across multiple areas: the launch trajectory of Nurtec ODT is exceeding initial expectations with net sales in the second quarter of $9.7M; we continue to make progress in advancing our clinical trials and have a robust pipeline; and the strategic financing of up to $950M dollars that we announced on Friday puts us in a strong financial position to execute on our long-term growth plans. Biohaven has a strong portfolio of product opportunities and we believe one of the most promising neuroscience pipelines. We are in strong position to grow the global value of our CGRP targeting franchise, and we will continue to focus on our R&D efforts on delivering best-in-class therapies for patients suffering from neurologic and neuropsychiatric disorders.”

NURTEC ODT is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in an orally disintegrating tablet (or ODT) for the acute treatment of migraine, and with product label claims including return to normal functioning and sustain durability of efficacy up to 48 hours. Early adoption among physicians and patients has been strong, with consistent week-over-week prescription growth since launch (excluding the Memorial Day and 4th of July holidays).

Second Quarter and Recent Business Highlights

Strong uptake of NURTEC ODT post-launch – The launch of NURTEC ODT proceeded at a strong pace, despite the difficult circumstances caused by the COVID-19 pandemic. Early success resulted from pivoting quickly to prioritize virtual channels of engagement to drive health care provider awareness and trial, accelerate patient activation, and establish broad product access at pharmacies. NURTEC ODT's differentiated clinical profile offers fast pain relief and can return patients to normal function within one hour while delivering sustained efficacy that lasts up to 48 hours for many patients. Second quarter prescriptions totaled 46,314 fueled by strong oral anti-CGRP class growth, in which NURTEC ODT out-performed competition and achieved "new to brand" market leadership.

BJ Jones, Chief Commercial Officer, stated, “Migraine is a large market affecting approximately 40 million Americans. Many patients are dissatisfied with the trade-off in efficacy and tolerability that they have to make with the older treatments in this class. This market is seeing new treatments for the first time in decades, and we believe that given the high level of patient and physician satisfaction with the efficacy and safety of NURTEC ODT that significant growth remains ahead. We believe that NURTEC ODT is a best in class CGRP therapy and is highly differentiated from our competitors, including the following advantages: NURTEC ODT is a simple to use oral, rapidly dissolving pill with a fast onset of action, returns patients to normal functioning within 60 minutes, and has sustained effects out to 48hrs after a single dose.”

Verdiperstat Phase 3 enrollment – In July, the Company announced it completed enrollment in the M-STAR study, an international Phase 3 clinical trial evaluating the safety and efficacy of verdiperstat in multiple system atrophy (MSA), a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments ahead of schedule. Verdiperstat has received Orphan Drug and Fast Track designations for MSA from the U.S. Food and Drug Administration (FDA), as well as Orphan Drug designation from the European Medicines Agency.

Entered into $500.0 million non-dilutive term loan financing facility – In August, the Company entered into a 5-year senior secured credit facility with Six Street Specialty Lending, Inc., a subsidiary of 6th Street Partners, as administrative agent and various lenders to extend the Company up to $500.0 million. A total of $375M was immediately available to the Company upon closing. The Company drew $275.0 million in gross proceeds with the additional $100.0 million available at the Company’s discretion. The remaining $125.0 million is available when net sales from NURTEC ODT during 1Q2021 or 2Q2021 achieves at least $45.0 million. Borrowings under the credit facility will accrue interest at a current rate of 10% (calculated at 3-month LIBOR, subject to a floor of 1%, plus 9%). The Company has the option, and has elected in its first drawdown, to defer 4% of the interest for 2 years via payment in kind (PIK) to the lenders. The facility will amortize at 5% of the outstanding balance beginning at year 4, and at 10% in year 5.

Announced $450 million funding agreement with Royalty Pharma—comprising of $250 million zavegepant funding agreement and $200 million Series B preferred share purchase agreement – In August, the Company announced it sold tiered, sales-based participation rights up to 3% on annual worldwide net sales of products containing zavegepant and 0.4% sales-based participation rights on annual worldwide net sales of NURTEC ODT to Royalty Pharma for $250.0 million. The Company also announced that Royalty Pharma will purchase Series B preferred shares of the Company for a total of $200.0 million between March 2021 and December 2024. In return, Biohaven will pay Royalty Pharma a series of equal, fixed payments between 2025 and 2030 with an internal rate of return of approximately 12%.

Jim Engelhart, Chief Financial Officer, commented “These financings provide Biohaven with the funds to advance our Zavegepant development pipeline for migraine and non-migraine indications as well as support the Company’s commercialization efforts for our growing Nurtec business. We are excited to expand our partnership with Royalty Pharma and look forward to our new relationship with 6th Street Partners, both highly respected firms and leaders in their fields of providing non-dilutive financing alternatives for companies. These transactions allow Biohaven to maintain a strong balance sheet while executing on these important programs.”

Bob Hugin appointed to Board of Directors – In June, Mr. Hugin joined Biohaven’s board. Mr. Hugin previously spent 19 years at Celgene, including serving as Chairman and CEO, and was instrumental in the company’s strategic growth and global expansion. Mr. Hugin also previously served as the Chairman of the Board of the Pharmaceutical Research and Manufacturers of America.

Upcoming Milestones

Biohaven is continuing to support the launch of NURTEC ODT and develop its product candidates through clinical and preclinical programs in a number of common and rare disorders. Biohaven expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and myeloperoxidase inhibitors in the coming quarters. Certain timelines noted below were extended due to delays caused by the current COVID-19 pandemic.

Biohaven expects to:
•Expand and grow NURTEC ODT commercialization/sales in the acute treatment of migraine.
•File an sNDA for NURTEC ODT for the preventive treatment of migraine indication before year end.
•Initiate two Phase 3 clinical trials for troriluzole in OCD in 2020 after receiving feedback from the FDA in an End of Phase 2 meeting.
•Complete last patient, last visit in the ongoing troriluzole Phase 2/3 Alzheimer's disease trial in the fourth quarter of 2020 and report topline data by the first quarter of 2021.
•Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the fourth quarter of 2020.

•Continue enrolling patients in Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Report topline of verdiperstat for the treatment of MSA expected in the fourth quarter of 2021.
•Conduct ongoing non-clinical studies defined under the scientific research agreement with University of Connecticut to support the advancement of UC1MT, a therapeutic antibody targeting extracellular metallothionein.

Second Quarter Financial Results

Product Revenues, Net: We recorded net product revenues of $9.7 million in the second quarter of 2020, net of sales allowances and rebates, related to sales of NURTEC ODT.

Cash Position: Cash and restricted cash as of June 30, 2020, was $263.9 million, compared to $429.2 million as of March 31, 2020. In addition, the Company has access to $725.0 million of the total $950.0 million non-equity-based financings entered into with Sixth Street and RPI in August.

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $42.4 million for the three months ended June 30, 2020, compared to $176.0 million for the three months ended June 30, 2019. The decrease of $133.6 million was primarily due to the $105.0 million purchase of a priority review voucher to expedite the regulatory review of rimegepant ODT formulation, filing fees of $7.6 million related to our rimegepant NDA submission, accruals of development milestones payable to BMS in the amount of $11.5 million, and $5.6 million non-cash expense related to our agreement with Fox Chase for our TDP-43 assets, all only occurring in the three months ended June 30, 2019. Non-cash share-based compensation expense was $6.4 million for the three months ended June 30, 2020, a decrease of $3.9 million as compared to the same period in 2019.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses, including non-cash share-based compensation costs, were $124.8 million for the three months ended June 30, 2020, compared to $23.2 million for the three months ended June 30, 2019. The increase of $101.6 million was primarily due to increases in spending to support the commercial launch of NURTEC ODT in 2020. Less than half of the SG&A expense, or approximately $50 million, was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $5.3 million for the three months ended June 30, 2020, a decrease of $1.9 million as compared to the same period in 2019.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended June 30, 2020 of $180.9 million, or $3.08 per share, compared to $211.1 million, or $4.67 per share for the same period in 2019. Non-GAAP adjusted net loss for the three months ended June 30, 2020 was $150.0 million, or $2.55 per share, compared to $59.6 million, or $1.32 per share for the same period in 2019. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of our derivative liability, losses from our equity method investment, expense related to non-routine priority review voucher acquisition, accrued development milestone payments, and the one-time issuance of common shares to Fox Chase. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its 2Q2020 results today at 8:00 a.m. EST. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast, and accompanying slide presentation, can be accessed through the "Investors" section of Biohaven's website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13707340. An archived webcast will be available on Biohaven's website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with our GAAP results, provides investors with a more meaningful understanding of our ongoing operating performance. These measures exclude (i) non-cash share-based compensation that are substantially dependent on changes in the market price of our common shares, (ii) non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of our derivative liability, which does not correlate to our actual cash payment obligations in the relevant periods, (iv) losses from equity method investment, because it generates non-cash losses, which are based on the financial results of another company that we do not manage or control, (v) expense related to non-routine priority review voucher acquisition, (vi) non-routine accrued development milestone payments, and (vii) one-time issuance of common shares to Fox Chase.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven’s ongoing operating performance and are better able to compare Biohaven’s performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and MPO inhibition for multiple system atrophy and amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and potential preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 26, 2020 and Biohaven's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Product revenue, net	$9,698	$—	$10,849	$—
Cost of goods sold	3,058	—	3,482	—
Gross profit	6,640	—	7,367	—
Operating expenses:
Research and development	42,425	175,977	98,495	216,980
Selling, general and administrative	124,802	23,231	220,403	36,689
Total operating expenses	167,227	199,208	318,898	253,669
Loss from operations	(160,587)	(199,208)	(311,531)	(253,669)
Other income (expense):
Interest expense	(172)	—	(227)	—
Non-cash interest expense on mandatorily redeemable preferred shares	(6,993)	(3,955)	(12,554)	(3,955)
Non-cash interest expense on liability related to sale of future royalties	(11,570)	(5,155)	(19,995)	(11,972)
Change in fair value of derivative liability	650	(1,263)	(5,131)	(1,263)
Loss from equity method investment	(1,485)	(1,415)	(2,865)	(2,315)
Other	(119)	(16)	(216)	(33)
Total other expense, net	(19,689)	(11,804)	(40,988)	(19,538)
Loss before provision for income taxes	(180,276)	(211,012)	(352,519)	(273,207)
Provision for income taxes	658	58	1,352	167
Net loss and comprehensive loss	$(180,934)	$(211,070)	$(353,871)	$(273,374)
Net loss per share — basic and diluted	$(3.08)	$(4.67)	$(6.15)	$(6.11)
Weighted average common shares outstanding—basic and diluted	58,742,329	45,226,434	57,577,384	44,736,971

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$261,061	$316,727
Trade receivables, net	44,796	—
Inventories	8,970	—
Prepaid expenses and other current assets	47,735	11,554
Total current assets	362,562	328,281
Property and equipment, net	8,979	8,152
Equity method investment	2,473	5,338
Intangible assets, net	40,535	—
Other assets	9,706	2,493
Total assets	$424,255	$344,264
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$17,044	$14,071
Accrued expenses other current liabilities	118,123	52,102
Current portion of mandatorily redeemable preferred shares	31,250	—
Total current liabilities	166,417	66,173
Liability related to sale of future royalties, net	160,805	144,111
Mandatorily redeemable preferred shares, net	127,771	103,646
Derivative liability	—	37,690
Other long-term liabilities	4,728	68
Total liabilities	459,721	351,688
Total shareholders’ deficit	(35,466)	(7,424)
Total liabilities and shareholders’ deficit	$424,255	$344,264

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2020	2019	2020	2019
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(180,934)	$(211,070)	$(353,871)	$(273,374)
Add: non-cash share-based compensation expense	11,762	17,554	28,641	24,884
Add: non-cash interest expense on mandatorily redeemable preferred shares	6,993	3,955	12,554	3,955
Add: non-cash interest expense on liability related to sale of future royalties	11,342	5,155	19,995	11,972
Add: change in fair value of derivative liability	(650)	1,263	5,131	1,263
Add: loss from equity method investment	1,485	1,415	2,865	2,315
Add: expense related to priority review voucher acquisition	—	105,000	—	105,000
Add: accrued development milestone payments	—	11,500	—	11,500
Add: one-time issuance of common shares to Fox Chase	—	5,600	—	5,600
Non-GAAP adjusted net loss	$(150,002)	$(59,628)	$(284,685)	$(106,885)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(3.08)	$(4.67)	$(6.15)	$(6.11)
Add: non-cash share-based compensation expense	0.20	0.39	0.51	0.55
Add: non-cash interest expense on mandatorily redeemable preferred shares	0.12	0.09	0.22	0.09
Add: non-cash interest expense on liability related to sale of future royalties	0.19	0.11	0.35	0.27
Add: change in fair value of derivative liability	(0.01)	0.03	0.09	0.03
Add: loss from equity method investment	0.03	0.03	0.05	0.05
Add: expense related to priority review voucher acquisition	—	2.32	—	2.35
Add: accrued development milestone payments	—	0.25	—	0.26
Add: one-time issuance of common shares to Fox Chase	—	0.12	—	0.13
Non-GAAP adjusted net loss per share — basic and diluted	$(2.55)	$(1.32)	$(4.94)	$(2.39)

About NURTEC ODT
NURTEC™ ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily. For more information about NURTEC ODT, visit www.nurtec.com.

About Migraine
Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new acute treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

About CGRP Receptor Antagonism
Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. This unique mode of action potentially offers an alternative to current agents, particularly for patients who have contraindications to the use of triptans, or who have a poor response to triptans or are intolerant to them.

Indication
NURTEC ODT is indicated for the acute treatment of migraine with or without aura in adults.

Limitations of Use
NURTEC ODT is not indicated for the preventive treatment of migraine.

Important Safety Information
Contraindications: Hypersensitivity to NURTEC ODT or any of its components.

Warnings and Precautions: If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

Adverse Reactions: The most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

Drug Interactions: Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Use in Specific Populations:
1.Pregnant/breast feeding: It is not known if NURTEC ODT can harm an unborn baby or if it passes into breast milk.
2.Hepatic impairment: Avoid use of NURTEC ODT in persons with severe hepatic impairment.
3.Renal impairment: Avoid use in patients with end-stage renal disease.

Please click here for full Prescribing information.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com